Exhibit 99.1
151 Farmington Avenue Hartford, Conn. 06156	Media Contact: David W. Carter 860-273-3658 carterdw@aetna.com
Investor Contact: David W. Entrekin 860-273-7830 entrekind@aetna.com

News Release __________________________________________________________

AETNA NAMES MARK T. BERTOLINI
EXECUTIVE VICE PRESIDENT AND HEAD OF BUSINESS OPERATIONS

-- Company announces departure of James K. Foreman --

HARTFORD, Conn., May 3, 2007— Aetna (NYSE: AET) today announced that Mark T. Bertolini, 50, has been named to the new position of head of Business Operations, effective immediately.  In this new role, Bertolini will be responsible for the management of all of Aetna’s businesses.  He currently serves as executive vice president for Regional Businesses and reports directly to Aetna Chairman and CEO Ronald A. Williams.

“Mark Bertolini is a proven industry leader with an exceptional track record, and I am pleased that he has agreed to accept these significant new responsibilities,” said Williams.  “As a member of our senior management team, he has been instrumental in helping to shape and implement our business strategy, as well as articulating our views on public policy at the state and federal levels.  Importantly, he has demonstrated strong operating skills and a disciplined approach to medical cost management while delivering superior performance in his current role as head of Regional Businesses.  The businesses under Mark’s leadership have consistently achieved profitable growth, and are leading in customer service and product innovation.  I am confident that he will provide inspired leadership for all of Aetna’s businesses as we drive for industry leadership.”

“I am excited about the opportunity to take an expanded role in helping to write Aetna’s next chapter of success,” Bertolini said.  “We already have a strong focus on the customer, and are determined to be the company with whom members, employers and health care providers prefer to do business.  My goal is to work with Ron Williams, our management team and 30,000 employees to bring Aetna’s value proposition to new customer market segments and new geographies.  We have a very talented leadership team, and over the next several weeks I will be working with them on how we can continue to position Aetna to achieve our long-term strategy.”

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Bertolini joined Aetna in March 2003 as senior vice president of Specialty Products.  Since that time, he has had increasing responsibilities, assuming the management for Aetna’s Regional Businesses, being named to his current position in February 2006.  Prior to joining Aetna, he held positions with CIGNA and NYLCare, and had been chief executive officer of SelectCare.

Aetna also announced that James K. Foreman will be leaving the company to rejoin Towers Perrin, a global professional services firm, as managing director of HR Services.  Foreman currently serves as executive vice president for National Businesses.

“I want to thank Jim Foreman for his contributions to Aetna over the past two years as the head of National Businesses,” Williams said.  “Jim has brought important perspectives and insights to our company, and has built a great team of talented executives who I know will continue to drive favorable results and give Mark strong support in his new role.  Jim is rejoining a leading firm and we look forward to working closely with him in the future.”

About Aetna
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 34.9 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com
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